CERTIFICATE OF AMENDMENT
                                    TO THE
                             CERTIFICATE OF TRUST
                                      OF
                   FRANKLIN TEMPLETON STRATEGIC INCOME TRUST


The undersigned certifies that:

1. The name of the statutory trust is Franklin Templeton Strategic Income Trust (the "Statutory Trust").

2. The amendment to the Certificate of Trust of the Statutory Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Statutory Trust pursuant to the authority granted to the Trustees of the Statutory Trust under ss.3810(b) of the Delaware Statutory Trust Act (12 Del.C. ss.3801 et seq.) (the "Act") and pursuant to the authority set forth in the governing instrument of the Statutory Trust.

3. The first Article of the Certificate of Trust is hereby amended to read as follows:

      FIRST: The name of the statutory trust is "Franklin Templeton Limited Duration Income Trust".

4. Pursuant to ss.3810(b) of the Act this Certificate of Amendment to the Certificate of Trust of the Statutory Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.




           IN WITNESS WHEREOF, the undersigned, being a Trustee of the Statutory Trust, has duly executed this Certificate of Amendment this 12th day of June, 2003.




                                    /s/ CHRISTOPHER MOLUMPHY
                                    Name:   Christopher Molumphy
                                            Trustee